UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 24, 2007

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On July 26, 2007, The Gap, Inc. (the “Company”) issued a press release announcing the naming of Glenn Murphy as Chairman of the Board and Chief Executive Officer, taking over for Robert J. Fisher, the current Chairman who has served as the Company’s Interim Chief Executive Officer since January 2007. A copy of this press release is attached hereto as Exhibit 99.1.

Mr. Murphy previously served as Chairman and Chief Executive Officer of Shoppers Drug Mart from 2001 to March 2007.

On July 25, 2007, the Company and Mr. Murphy executed an employment agreement (the “Agreement”). The Agreement was approved by the Compensation and Management Development Committee (the “Committee”), which is composed solely of independent directors, and ratified by the Board of Directors. The Agreement provides for compensation that is significantly performance-based.

The following description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Position	•	Chief Executive Officer and Chairman of the Board.

Term	•	At-will (no term).

Salary	•	$1.5 million annual base salary.

Sign-on Bonus	•	$1 million cash, repayable on a pro-rata basis under certain circumstances.

Annual Bonus	•	Annual performance-based bonus targeted at 150% of annual base salary, with the potential to earn no bonus or up to 300% of annual base salary depending upon performance.

	•	For fiscal year 2007, pro-rated target bonus payable in March 2008.

Equity	•	2 million stock options granted at 115% of fair market value on start date, vesting 10% on first, 15% on second and third, and 20% on fourth, fifth, and sixth year anniversary dates, pursuant to a Form of Non-qualified Stock Option Agreement for Executives under the 2006 Long-Term Incentive Plan previously approved by the Committee.

	•	2 million stock options granted at fair market value on start date, vesting 10% on first, 15% on second and third, and 20% on fourth, fifth, and sixth year anniversary dates, pursuant to a Form of Non-qualified Stock Option Agreement for Executives under the 2006 Long-Term Incentive Plan previously approved by the Committee.

	•	Performance share award with target opportunity equal to 1 million shares (with a range of zero to 2 million shares) depending upon the Company’s performance against cumulative earnings goals for fiscal year 2008 through fiscal year 2011. No award is payable if threshold performance is not achieved. The award will vest thereafter one-third on each of the fifth, sixth, and seventh anniversary dates, pursuant to a Form of Performance Share Agreement under the 2006 Long-Term Incentive Plan approved by the Committee (and referenced below), all as described in more detail in Section 3(d)(iii) of the Agreement.

Non-Change in Control Severance for Termination without “Cause” or Resignation with “Good Reason”	•	Upon termination in certain non-change in control situations and subject to release of claims, up to 24 months salary paid over time, a prorated bonus in year of termination if earned plus bonuses at a maximum of the target amount if earned for the next two fiscal years, reimbursement for COBRA healthcare continuation, and acceleration of 25% of the unvested portion of the stock options granted on start date, with payments subject to cessation or offset in certain circumstances, all as described in more detail in Section 10 of the Agreement.

Change in Control Severance	•	Upon involuntary termination or resignation with Good Reason in certain change in control situations and subject to a release of claims, a lump sum equivalent of 24 months salary, a prorated bonus in year of termination if earned plus bonuses at a maximum of the target amount if earned for the next two fiscal years, reimbursement for COBRA healthcare continuation, acceleration of unvested portion of the stock options granted on start date, and after fiscal year 2009, acceleration of a portion of the performance share award granted on start date if the prorated performance metrics have been met, all as described in more detail in Section 11 of the Agreement.

Other Terms	•	Benefits available to senior officers, including relocation and other reimbursements associated with commencement of employment, as described in more detail in Sections 4 and 7 of the Agreement.

	•	Reimbursement of professional fees up to $50,000 in connection with negotiating the Agreement.

Recoupment	•	The Company can require Mr. Murphy to repay bonus and equity compensation if the Company is required to restate its financial statements as a result of his misconduct as described in more detail in Section 18 of the Agreement.

Covenants	•	Includes confidentiality, non-disparagement, and two-year non-solicitation following termination of employment.

On July 24, 2007, the Compensation and Management Development Committee approved a form of Performance Share Agreement to be used from time to time by the Company under the Company’s 2006 Long-term Incentive Plan. A copy of the Performance Share Agreement is attached hereto as Exhibit 10.2

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 24, 2007, the Board of Directors of the Company amended and restated the Bylaws of the Company effective July 24, 2007, to reflect two changes: (1) Article III, Section 3(b), was amended to further clarify the notice of special meetings of the Board of Directors by e-mail; and (2) Article III, Section 7, was amended to eliminate the requirement that the Chairman of the Board shall not be an officer or employee of the Company.

Item 9.01.	Financial Statements and Exhibits

3.1	Amended and Restated Bylaws of the Company dated July 24, 2007
10.1	Employment Agreement confirmed on July 25, 2007 by and between Glenn Murphy and the Company
10.2	Form of Performance Share Agreement
99.1	Press Release dated July 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: July 26, 2007	By:	/s/ Lauri M. Shanahan
Lauri M. Shanahan
Executive Vice President and Chief Legal and Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Bylaws of the Company dated July 24, 2007

10.1	Employment Agreement confirmed on July 25, 2007 by and between Glenn Murphy and the Company

10.2	Form of Performance Share Agreement

99.1	Press Release dated July 26, 2007